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                                                                     EXHIBIT 99


Contact:  Dennis E. Nixon                         Brian Dwyer or Margaret Walker
          Chairman & CEO                          KGBrickman, Inc.
          International Bancshares Corporation    (210) 826-8899
          (956) 722-7611


         IBC ANNOUNCES RECORD EARNINGS AND NEW MILESTONE IN TOTAL ASSETS

LAREDO, Texas---(BUSINESS WIRE)--May 10, 2001--International Bancshares Corporation (NASDAQ:IBOC) today reported record earnings for the first quarter of 2001 of $21.6 million or $1.01 per share - basic ($1.00 per share - diluted) compared to $19.2 million or $.89 per share - basic ($.89 per share - diluted) in the corresponding 2000 period, and a new milestone in total assets at $6.1 billion.

      Dennis E. Nixon, CEO and Chairman of the Board, stated that the Company's first quarter earnings represents a 13% increase over the corresponding 2000 period, equals a 20% ROE, and establishes a solid base for 2001.

      "I'm extremely pleased with our strong first quarter results and the continued growth in total assets, exceeding the $6 billion mark in the first quarter," Nixon said. "This success, coupled with the Board of Directors' confidence in the bank's continued success throughout the year, resulted in a $.50 per share cash dividend payment to the shareholders on April 16th, as well as a 25% stock dividend that was approved on April 5th and will be paid on June 15th, to all holders of record as of May 17, 2001. In terms of earnings per share, these earnings results translate into a 12% increase in diluted earnings per share for the first quarter, truly demonstrating that IBC is `doing more' for each shareholder."

      Income before goodwill charges, which excludes the amortization of core deposit intangibles and goodwill, increased 13% to $22.7 million or $1.06 per share - basic ($1.05 per share - diluted) for the first quarter of 2001 compared to $20.1 million or $.93 per share - basic ($.93 per share - diluted) in the corresponding 2000 period, which resulted in a 13% increase in diluted earnings per share.

      Total assets at March 31, 2001, were $6.1 billion compared to $5.5 billion at March 31, 2000. Total loans at March 31, 2001, were $2.3 billion compared to $2.0 billion at March 31, 2000. Deposits at March 31, 2001, were $3.8 billion compared to $3.6 billion at March 31, 2000.


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      IBC is a $6.1 billion financial holding company headquartered in Laredo,
Texas, with over 100 facilities and 204 ATM's serving 30 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEDGAR.COM.



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